SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

THIS AGREEMENT dated for reference the9th day of June, 2003.

AMONG:

NEW MILLENNIUM ACQUISITIONS LTD., a company incorporated under the laws of Alberta and having registered and records offices located at Suite 108, 2841 — 109 Street, Edmonton, Alberta, T6J 6B7

- And -

GREG BURGHARDT an individual located at 391 Burton Road, Edmonton, Alberta, T6R 2J5

(collectively, the “Vendors”)

OF THE FIRST PART

AND:

1049265 ALBERTA LTD., a company incorporated under the laws of Alberta and having registered and records offices located at 8709 — 50”’ Avenue, Edmonton, Alberta, T6E 5H4

(the “Purchaser”)

OF THE SECOND PART

AND:

FLOWSTAR TECHNOLOGIES INC., a company incorporated under the laws of Alberta and having registered and records offices located at 8709 — 50”' Avenue, Edmonton, Alberta, T6E 5H4

- And -

FLOWRAY INC., a company incorporated under the laws of Alberta and having registered and records offices located at 8709 — 50”’ Avenue, Edmonton, Alberta, T6E 5H4

(the “Companies”)

OF THE THIRD PART

AND:

CTI DIVERSIFIED HOLDINGS, INC., a company incorporated under the laws of Delaware and having an office located at 8709 — 50”’ Avenue, Edmonton, Alberta, T6E 5H4

(“CTI”)

OF THE FOURTH PART

WHEREAS:

A. CTI, Flowstar, Flowray, Shell-Curt and Burghardt have entered in a binding letter of intent dated February 6, 2003 and amended April 9, 2003 in respect of the acquisition by CTI of 51% of the issued common shares of Flowstar and Flowray;

B. CTI, through the Purchaser, wishes to acquire up to 51% of the issued common shares of the Companies;

C. The Vendors are or will be the registered and beneficial owners of 100% of the issued and outstanding common shares of the Companies;

D. The Vendors have agreed to sell and the Purchaser has agreed to purchase previously issued common shares of the Companies, subject to the following terms and conditions;

E. The Vendors have also agreed to grant the Purchaser an option to purchase additional previously issued common shares of the Companies, subject to the following terms and conditions;

F. The Purchaser has agreed to subscribe for additional common shares in the capital of the Companies from treasury, subject to the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the promises, covenants, terms, conditions, representations, and warranties set forth in this Agreement, the parties agree as follows:

1. INTERPRETATION
1.1 Where used in this Agreement, the following words will have the following meanings:
(a)	“1933 Act” means the United States Securities Act of 1933, as amended;
(b)
“Accounts Receivable” means all trade accounts, notes, and other debts arising out of the operation of the Business and owing to the Companies as at any Closing Date, whether due or to become due as at or after the Closing Date, and that are described in Schedule “E”, together with those accounts receivable arising in the normal course of the Business between the date specified in Schedule “E” and the Closing Date;

(c)	“Agreement” means this agreement, including the preamble and the Schedules, as supplemented or amended in effect from time to time;
(d)	“Assets” means all personal property, choses in action, intangible property, Intellectual Property, and all other assets of any kind owned by the Companies, including those described in Schedule
(e)	“Burghardt” means Gregory Burghardt;
(f)	“Business” means the businesses carried on by the Companies described as the manufacture, marketing and sale of gas flow measurement devices for use with a turbine meter mounted in a gas pipeline;
(g)	“Closing Date” means any of the First Closing Date and any subsequent closing date of the transactions contemplated by this Agreement and as set out in Schedule “I” hereto;
(h)	“Companies” means Flowstar Technologies Inc. AND Flowray Inc.;
(i)
“Contracts” means all material commitments, agreements, contracts, arrangements, instruments, leases, and other documents entered into by the Companies, by which the Companies is bound, or to which the

Companies or the Assets are subject (other than the Permitted Liens) and that are described in Schedule “F”;
(j)	“CTI” means CTI Diversified Holdings, Inc.;
(k)	“CTI Shares” means shares of common stock of CTI to be issued to the Vendors pursuant to this Agreement and in accordance with Schedule “I’ hereto;
(l)
“Fair Market Value” means a corporate valuation based on the discounted cash flow analysis (of the earnings before depreciation, interest and taxes) for five years from the time of the evaluation, the discount factor to be based on 50% Public Company price to earnings multiplier and 50% Private Company price to earnings multiplier, for similar companies.

(m)
“First Closing Date” means the date mutually agreed to by the parties, which will be within five business days following the fulfilment or waiver of all other closing conditions, which approval and conditions must be obtained, fulfilled, or waived not later than July 1, 2003;

(n)	“Flowray” means Flowray Inc.;
(o)	“Flowstar” means Flowstar Technologies Inc.;
(p)
“Hazardous Substances” means any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to any law, judgment, decree, order, injunction, rule, statute and regulation of any court, arbitrator or governmental authority by which the Company or the Business or the Assets, as applicable, is bound or to which any of the foregoing is subject;

(q)
“Indebtedness” means all of the Companies’ trade accounts, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities, and undertakings assumed, created, incurred, or made, whether voluntary or involuntary, however incurred or made or arising, whether due or not due (except accrued employees’ salaries that are not yet due), absolute, inchoate, or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether the Companies may be liable individually or jointly with others, which are described in Schedule “C” (other than Permitted Liens) as at the date specified therein;

(r)
“Intellectual Property” means all of the Companies’ right and interest to all registered and unregistered trade marks, trade or brand names, copyrights, designs, inventions, patents, licenses, authorities, restrictive covenants, and other rights used in connection with the Business, including without limitation the Intellectual Property described in Schedule “B”;

(s)
“Lien” means any mortgage, debenture, charge, hypothecation, pledge, lien, or other security interest or encumbrance of any kind, regardless of form and whether consensual or arising by laws, statutory, or otherwise, that secures the payment of any Indebtedness or the performance of any obligation or creates in favour of or grants to any Person any proprietary right;

(t)	“New Millennium” means New Millennium Acquisitions Ltd.;
(u)
“Person” means an individual, corporation, body corporate, partnership, joint venture, society, association, trust, or unincorporated organization, or any trustee, executor, administrator, or other legal representative;

(v)	“Permitted Liens” means the Liens described in Schedule “D”;

(w)	“Purchaser” means 1049265 Alberta Ltd.;
(x)	“Shares” means common shares without par value in the capital of the Companies;
(y)	“Vendors” means, collectively, New Millennium and Burghardt.
1.2 In this Agreement, except as otherwise expressly provided:
(a)	the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions;

(b)	the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limited (whether or not non-limited language, such as “without limitation” or “but not limited to” or words of similar import is used with reference to that term);

(c)	any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principles applicable in Canada;
(d)	any reference to a statute includes and is a reference to that statute and to the regulations made under that statute, with all amendments made to that statute and in force from time to time, and to any statute or regulations that may be passed that has the effect of supplementing or superseding that statute or those regulations;

(e)	except as otherwise provided, any dollar amount referred to in this Agreement is in Canadian funds; and
(f)	any other term defined within the text of this Agreement has the meaning so ascribed.
1.3 The following are the Schedules to this Agreement:
Schedule	Description
A	Unaudited Financial Statements of the Companies
B	List of Assets
C	List of Indebtedness
D	List of Permitted Liens
E	List of Accounts Receivable
F	List of Contracts
G	Terms of Employment
H	Share Capital of the Companies
I	Schedule of Closings and Payments
J	Shareholders Agreements

2. PURCHASE AND SALE OF SHARES

2.1 Transfer of Previously Issued Shares. Subject to the conditions and on the terms set forth in this Agreement, the Purchaser agrees to purchase and the Vendors agree to sell to the Purchaser all of their right, title, and interest in and to previously issued Shares held by the Vendors in such amounts and on or before such Closing Dates as set forth in Schedule “I” to this Agreement. On or before any Closing Date, the Purchaser will pay to the Vendors the cash purchase price for the Shares to be purchased as set forth in Schedule “I” to this Agreement.

2.2 Treasury Shares. The Purchaser will have the right and option to subscribe for that number of Shares from treasury in stages on or before the Closing Dates and for the cash consideration as set out in Schedule “I” to this Agreement. No additional Treasury Shares, other than those anticipated within this agreement, will be issued without the unanimous consent of the Shareholders.

2.3 Credit Toward Purchase Price. The Vendors and the Companies hereby acknowledge that CTI has advanced funds to Flowray pursuant to the Memorandum of Agreement dated March 27, 2003 .On the First Closing Date $830,000 of such loan advances will be applied toward and credited against the purchase price of $450,000 payable by the Purchaser to the Vendors for previously issued Shares and $380,000 of such loan advances will be applied toward and credited against the purchase price of $750,000 payable by the Purchaser to the Company for Treasury Shares; $960,000 of such loan advances will remain as a Shareholder Loan. The Purchaser and CTI acknowledge that upon transfer and issuance of the applicable number of previously issued and treasury Shares to the Purchaser on the First Closing Date in accordance with Schedule “I”, $830,000 of the outstanding loan principal owed by Flowray to CTI will be paid and satisfied in full. Funds advanced in accordance with Schedule “I” will be applied proportionately to Shareholder Loans and Share Purchases.

2.4 CTI Shares. The Vendors acknowledge that the CTI Shares will, when issued, be validly issued as fully paid and non-assessable and will be issued pursuant to exemptions from registration and prospectus requirements available under applicable securities laws, and there will be restrictions on the transfer of the CTI Shares as follows:

(a)
U.S. Restrictions. Each of the Vendors agrees that it will not sell, assign, pledge, give, transfer, or otherwise dispose of the CTI Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the CTI Shares under the 1933 Act and all applicable state securities laws or in a transaction that is exempt from the registration provisions of the 1933 Act and all applicable state securities laws.

(b)

Legend. The following legend will be affixed on the certificates representing the CTI Shares owned by the Vendors and CTI will affix this legend on each share certificate subsequently issued to the Vendors:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS ANT) REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.”

(c)	Non-Compliance. Any attempted sale, assignment, or other transfer of the CTI Shares without compliance with the provisions of this Agreement will be void.
(d)	Legal Advice. The Vendors have been cautioned to seek their own legal advice as to the resale restrictions applicable to the CTI Shares.

2.5 Registration Rights. Within 120 days of the date of issuance of the CTI Shares, CTI agrees it will make its best efforts to complete the registration of the CTI Shares pursuant to United States securities laws. At its expense, CTI will prepare and file with the Securities and Exchange Commission a registration statement and any amendments thereto and use its best efforts to cause such registration statement to become effective and remain effective for at least six months. The Vendors will furnish to CTI such information regarding the Vendors and their shares of common stock of CTI to be registered that CTI may reasonably request and as will be required in connection with such registration. The Vendors will indemnify CTI, each of its directors and officers, and each person who controls CTI, against all claims, losses, damages, expenses (including legal expenses) and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of material fact contained in any such registration statement or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement in reliance upon and in conformity with written information furnished to CTI by the Vendors.

2.6 No Default. If the Purchaser and CTI are unable to raise the purchase funds necessary to complete, or for any other reason fails to complete, any proposed acquisition of previously issued Shares or any subscription for treasury Shares on any Closing Date as set out in Schedule “I”, neither the Purchaser nor CTI shall be considered or deemed to be in default of this Agreement and neither the Company nor the Vendors shall have any remedy against the Purchaser or CTI. In such event, any purchase or subscription by the Purchaser of Shares pursuant to this Agreement prior such Closing Date shall remain legally binding and effective on the parties hereto.

3. OPTION TO PURCHASE ADDITIONAL SHARES

3.1 Subject to the conditions and on the terms set forth in this Agreement, upon the Purchaser acquiring 51% of the then issued Shares hereunder, the Purchaser will have the right and option (the “Option”) to purchase from the Vendors all or any portion of the remaining issued common shares of the Company held by the Vendors (the “Optioned Shares”) exercisable at any time for the purchase price equal to the Fair Market Value of the Optioned Shares as determined by an independent certified business valuator mutually acceptable to the parties in the event that the Parties do not agree on the Fair Market Value.

3.2 Subject to Section 3.1, the Purchaser may exercise the Option from time to time commencing on August 6, 2005 and continuing until February 6, 2006 (the “Expiry Date”) by giving notice in writing to the Vendors, which notice will set out their intent to exercise this Option.

3.3 On receipt of the notice of such intent, closing of this sale of shares will be no later than 6 months from such notice.

3.4 If, at the close of business on the Expiry Date, the Purchaser has not exercised in full the Option, then the Option will expire.

3.5 Nothing in this Agreement will oblige the Purchaser to purchase or pay for any of the Optioned Shares subject to the Option, except those Optioned Shares in respect of which the Purchaser has exercised the Option.

3.6 If the capital of the Company as constituted on the date of this Agreement is altered, including any consolidation, subdivision, or conversion of the shares of common stock of the Company into or for a greater or lesser number of shares of the same or another class or as a result of the amalgamation or merger of the Company with any other company, at any time before the Expiry Date, the number of Optioned Shares to be delivered to the Purchaser pursuant to this Article 3 will be increased or decreased to the number that would have resulted from the alteration if the Option had been exercised before the date of the alteration.

3.7 This Option is subject to the Purchasers having a 30 day right of first refusal on the above noted shares in the event that the Vendors receive a bonified offer from an independent third party.

4. REPRESENTATIONS AND WARRANTIES OF VENDORS

4.1 To induce the Purchaser and CTI to enter into and consummate this Agreement, the Vendors jointly and severally represent and warrant to the Purchaser and CTI as follows:

(a)
the Vendors are or will be the registered holders and beneficial owners of all of the issued and outstanding Shares of the Companies, and none of the Vendors has any other interest, legal or beneficial, direct or indirect, in any other securities of CTI or in the Assets or the Business of CTI;

(b)	the issued and outstanding Shares are free and clear of all Liens, equities, or claims of any kind, and the Shares are validly issued and outstanding as fully paid and non-assessable;
(c)
the signing and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Vendors and the Companies;

(d)
the Vendors have the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser;

(e)
this Agreement constitutes a legal, valid, and binding obligation of the Vendors and the Companies enforceable against the Vendors and the Companies in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(f)	neither the signing nor delivery of this Agreement, nor the completion of the purchase and sale of the Shares, will:
(i)
violate any of the terms and provisions of the Articles of Incorporation or Bylaws of the Companies, or any judgment, order, decree, statute, bylaw, regulation, covenant, restriction, or any Contract or agreement applicable to the Vendors, the Companies, or any of the Assets;

(ii)
give any Person the right to terminate or cancel any Contract or any other right, license, permit, or other benefit enjoyed by the Companies, or remove any of the Assets other than as previously disclosed to the Purchasers (specifically, the Magnetic Flow Meter Technology); or

(iii) result in the creation or imposition of any Lien or restriction of any nature whatsoever in favour of any Person on or against the Assets or the Shares;
(g)
the Companies and the Vendors are individuals or corporations duly incorporated and validly existing under the laws of Alberta and will on the Closing Date be in good standing regarding the filing of annual reports and have the corporate power, authority, and capacity to enter into this Agreement and to carry out its terms;

(h)	The Companies’ authorized and issued share capital is accurately described in Schedule “H”;
(i)	no Person has any agreement or option or a right capable of becoming an agreement:
(i) to require the Companies to issue any other securities or to convert or exchange any securities into or for shares of the Companies;
(ii) for the purchase, subscription, allotment, or issuance of any unissued shares of the Companies; or

	(iii)	to require the Companies to purchase, redeem, or otherwise acquire any of its issued and outstanding shares;
(j)
the unaudited financial statements of the Companies for the year ended September 30, 2002, attached as Schedule “A”, are substantially true and correct in every material respect and present fairly the financial position of the Companies and the results of its operations for the periods then ended, in accordance with generally accepted accounting principles applied on a basis consistent with that of previous years;

(k)	since June 1, 2003, other than issues that have been specifically disclosed to the Purchaser and CTI:
	(i)	there have been no material adverse changes in the corporate or financial affairs of the Companies or the Business;
	(ii)	the Companies have not discharged or satisfied or paid any Liens or Indebtedness other than current Indebtedness in the normal course of business other than related to contemplation of this agreement;
	(iii)	the Companies have not made or authorized any single capital expenditure that exceeds $25,000 without full disclosure to the Purchaser or CTI;
	(iv)	the Companies have neither waived nor surrendered any right of material value; and
	(v)	the Business has been carried on in the normal course.
(l)
all of the Indebtedness is disclosed or reflected in Schedules “A” and “C”, except Indebtedness incurred in the normal course of business since June 1, 2003, and the Companies has not guaranteed, or agreed to guarantee, any debt, liability, or other obligation of any Person;

(m)	on any Closing Date the Indebtedness (including the Permitted Liens) will not exceed $500,000 unless otherwise agreed by the Purchaser or CTI;
(n)
the Companies are not indebted nor under obligation to any of the Vendors or any directors, officers, employees, or affiliates of the Companies, except as disclosed in Schedule “A”, and specifically the Companies are not liable to pay any outstanding salaries or wages, except in the normal course of business;

(o)	neither the Vendors nor any director, officer, employee, or affiliate of the Companies are indebted or under obligation to the Companies on any account whatsoever other than as disclosed;
(p)	the Companies have not made, declared, or authorized any dividends or other distribution on any of its shares;
(q)
the Companies have the corporate power to own the Assets owned by it as shown in Schedule “B”, and to carry on the Business, and are duly registered and qualified to carry on business in Alberta and all other jurisdictions in which it does so;

(r)
the Companies have good and marketable title or rights to and possession of all the Assets free and clear of all Liens or other claims whatsoever, except the Permitted Liens and other than those previously disclosed, and none of the Vendors nor any of their family or affiliates own any Assets used by the Companies;

(s)	each item of machinery and equipment comprised in the Assets is in normal operating condition and in a state of reasonable maintenance and repair;

(t)	the Accounts Receivable of the Companies are bona fide and collectible and are not subject to defences, counterclaims, or set-off;
(u)	the Companies have not altered its Articles of Incorporation and Bylaws or other incorporation documents since its incorporation, except as disclosed in the minute books of the Companies;
(v)
there is no basis for and there are no actions, suits, judgments, investigations, or proceedings outstanding or pending or, to the Vendors’ knowledge, threatened against or affecting the Shares, the Companies, or the Assets at law or in equity or before or by any court or federal, provincial, state, municipal, or other government authority, department, commission, board, bureau, or agency;

(w)
the Companies have not, other than as previously disclosed specifically with regards to Cal-Scan Services Ltd. (for which the formal agreement is in the process of being finalized and will be subject to the approval of the Purchaser):

	(i)	granted the right or license to any Person to use any of the Intellectual Property;
	(ii)	received notice from any Person that the use of any of the Intellectual Property by the Companies infringes the rights of any other Person; and
	(iii)	assigned the rights to any of the Intellectual Property to any other Person;
(x)
to the best knowledge of the Vendors, the Companies are not in material breach, violation, or infringement of any laws, ordinances, statutes, regulations, bylaws, judgments, orders, or decrees to which it is subject or that apply to it;

(y)
to the best knowledge of the Vendors, none of the Companies’ Intellectual Property used in or relating to the Business in any way infringes on the right of any Person under or regarding any patent, trade mark, trade name, copyright, or other industrial or intellectual property;

(z)
the Companies have obtained all material permits, certificates, approvals, registrations, and licences required for the operation of the Business as it is presently being conducted, and the Companies have not experienced, noted, or recorded any violations of any permits, certificates, approvals, registrations, and licences, and no proceeding is pending or threatened to revoke or limit any of them;

(aa)
to the best knowledge of the Vendors, neither of the Companies nor any lessee, prior owner or other person has used any of the Assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, except in compliance with applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of any applicable court, arbitrator or governmental authority, including all environmental, health and safety statutes and regulations;

(bb)
to the best knowledge of the Vendors, the Business and the Assets comply with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of any applicable court, arbitrator or governmental authority, including all environmental, health and safety statutes and regulations;

(cc)	to the best knowledge of the Vendors, neither the Business nor the Assets are:
	(i)	subject to any judicial or administrative proceeding alleging the violation of any applicable environmental, health or safety law, judgment, decree, order, injunction, rule, statute or regulation;

(ii) the subject of investigation by any governmental authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment;
(dd)	to the best knowledge of the Vendors, no underground storage tanks or surface impoundments are located on any of the Assets;
(ee)
the Companies have not experienced nor are the Vendors aware of any occurrence or event that has had, or might reasonably be expected to have, a materially adverse effect on the Business or the results of its operations;

(ff)
to the best knowledge of the Vendors, the Companies have promptly and properly recorded or filed all of its material transactions in or with its respective books and records, and the minute books of the Companies contain all records of the meetings and proceedings of shareholders and directors;

(gg)	to the best knowledge of the Vendors, the Companies do not own, directly or indirectly, any shares or interest in any other Person other than as previously disclosed;
(hh)	the only present directors and officers of the Companies are as follows:
Name:	Positions:

Greg Burghardt	Director and President and Secretary/Treasurer

(ii)	Schedule “F” contains a true and correct listing of all valid and outstanding Contracts of the Companies;
(jj)
the President of the Companies has approved all of the Contracts set out in Schedule “F” and the Companies are not in material breach of or default under any of the terms, conditions, covenants, or provisions of the Contracts, nor have the Companies done or omitted to do anything that, with the giving of notice or lapse of time or both, would constitute a breach of or default under any Contract;

(kk)
the Vendors are not a party to any collective agreement relating to the Business with any labour union or other association of employees and no part of the Business has been certified as a unit appropriate for collective bargaining;

(II)
the name and position of each of the present employees of the Companies, the duration of the employment of each employee with the Companies, and the remuneration, benefits, and accrued vacation pay for each employee is accurately set out in Schedule “G”, and the Companies will have paid the full amounts of salaries, pensions, bonuses, commissions, and other remuneration of any nature, including severance pay and unpaid earned wages of the present or former directors, officers, employees, salesmen, consultants, and agents of the Companies, as at the First Closing Date, up to the most recent pay day;

(mm)
since June 1, 2003, the Companies have not increased the pay of or paid or agreed to pay any pension, formal bonus, share of profits, or other similar benefit to or for the benefit of any employee, director, officer, or agent of the Companies;

(nn)
there are no pension, profit sharing, incentive, bonus, or similar plans or other compensation plans affecting the Companies and the Companies have no unfunded or unpaid liability for any plans, except for the monthly remittances paid in respect of government employment insurance and workers’ compensation and other similar remittances;

(oo)
to the best knowledge of the Vendors, the Companies do not have any Contracts, undertakings, or arrangements, whether oral, written, or implied, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers, or others that it cannot terminate on less than one month’s notice, with the exception of Cal-Scan and others as previously disclosed;

(pp)
to the best knowledge of the Vendors, the Companies have been assessed for federal, state, and provincial income tax (as applicable) for all years prior to the most recent period and the Companies have withheld and remitted to the applicable tax collecting authority all amounts required to be remitted to it respecting payments to employees or to non-residents or otherwise, and has paid all instalments of corporate taxes due and payable;

(qq)
the Companies have filed all tax returns, filings, and reports required by law to be filed prior to the date of this Agreement, including all applicable income tax returns, all returns and filings pertaining to compensation of employees of the Companies for job related injuries required by applicable law, and any other tax returns applicable to the Companies, and those returns, filings, and reports are true, complete, and correct, and the Companies have paid all taxes and other government charges, including all income, excise, sales, business, and property taxes and other rates, charges, assessment, levies, duties, taxes, contributions, fees, and licences required to be paid.

(rr)
to the best knowledge of the Vendors there are no contingent tax liabilities or any grounds that would prompt a re-assessment. To the best knowledge of the Vendors, all required Canadian tax documents and legal agreements have been prepared and filed (as is necessary or applicable) with the appropriate authorities regarding the transfer of any assets (including technology) to the Companies;

(ss)
to the best knowledge of the Vendors, the Companies have made all elections required to be made under applicable income tax legislation in connection with any distributions by the Companies, and all elections were true and correct and in the prescribed forms and were made within the prescribed time periods;

(tt)
the Companies currently do not maintain insurance against loss or damage to its assets and with respect to public liability, but is in the process of obtaining appropriate coverage which is acceptable to the Purchaser; and

(uu)	to the best knowledge of the Vendors, all information set out in the Schedules to this Agreement is complete and accurate in every material respect.

4.2 The representations, warranties, covenants, and agreements of the Vendors contained in this Agreement or in any certificates or documents delivered under this Agreement or in connection with the transactions contemplated by this Agreement will be true and correct as of June 1, 2003 Despite any investigations or inquiries made by the Purchaser and CTI before the signing of this Agreement or the waiver of any condition by the Purchaser and CTI, the Vendors’ representations, warranties, covenants, and agreements will survive the signing and closing of the transactions contemplated by this Agreement and, despite the purchase and sale transactions provided for in this Agreement, will continue in full force and effect until May 31, 2004. If any of these representations and warranties are found to be materially incorrect or if the Vendors breach or are found to breach any covenant or agreement, which incorrectness or breach will result in the Purchaser and CTI sustaining, directly or indirectly, any material loss or damage, then the Vendors will be liable for same.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND CTI

5.1 To induce the Vendors to enter into and consummate this Agreement, the Purchaser and CTI jointly and severally represent and warrant to the Vendors as follows:

(a)
the Purchaser is a corporation duly incorporated and validly existing under the laws of Alberta, is in good standing regarding the filing of annual reports and has the power and capacity to enter into this Agreement and carry out its terms;

(b)
to the best of CTI’s knowledge, CTI is a corporation duly incorporated and validly existing under the laws of Delaware, is in good standing regarding the filing of annual reports and has the power and capacity to enter into this Agreement and carry out its terms;

(c)
the signing and delivery of this Agreement and the completion of the transactions contemplated by this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Purchaser and CTI;

(d)
this Agreement constitutes legal, valid, and binding obligations of the Purchaser and CTI, enforceable against the Purchaser and CTI in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(e)	CTI is a “reporting issuer” in the United States and its shares are quoted for trading on the NASD’s Over-the-Counter Bulletin Board; and
(f)
the signing, delivery, and performance of this Agreement and of the other agreements contemplated or referred to in this Agreement, and the completion of the transactions contemplated by this Agreement, will not constitute or result in a violation or breach or default under:

	(i)	any term or provision of any of the constating documents of the Purchaser and CTI;
	(ii)	the terms of any indenture, agreement, instrument, or understanding, or other obligation or restriction to which the Purchaser or CTI is a party or by which it is bound; or
(iii)
any term or provision of any licenses, registrations, or qualification of the Purchaser and CTI or any court, government authority, or regulatory body, or any applicable law or regulation of any jurisdiction.

5.2 The representations, warranties, covenants, and agreements of the Purchaser and CTI contained in this Agreement or in any certificates or documents delivered under this Agreement or in connection with the transactions contemplated by this Agreement will be materially true and correct as of June 1, 2003. Despite any investigations or inquiries made by the Vendors before the signing of this Agreement or the waiver of any condition by the Vendors, the representations, warranties, covenants, and agreements will survive the signing and closing of this Agreement and, despite the purchase and sale provided for in this Agreement, will continue in full force and effect until May 31, 2004. If any of these representations and warranties are found to be materially incorrect or if the Purchaser or CTI breaches or is found to breach any covenant or agreement, which incorrectness or breach will result in the Vendors sustaining, directly or indirectly, any loss or damage, then the Purchaser or CTI will be liable.

6. COVENANTS OF THE PARTIES

6.1 Between the date of this Agreement and any Closing Date, the Companies will not:

(a)
issue, or enter into any agreements to issue, any securities of the Companies including without limitation shares, warrants, options, convertible securities, or rights to purchase shares, except pursuant to the terms and conditions of this Agreement

(b)	redeem, purchase, or otherwise acquire or commit to acquire any shares of the Companies;

(c)	amend its Charter documents;
(d)	effect any subdivision, consolidation, or reclassification of any of the Shares;
(e)	enter into any significant (ramifications expected to be in excess of $25,000) Contracts except within the normal course of business except with the prior written consent of the Purchaser or CTI;
(f)	purchase or sell any of the Assets except bona fide inventory sold in the normal course of business to Persons at arm’s length to the Companies, its directors and officers, and the Vendors;
(g)	make any capital expenditure in excess of $25,000 not in the ordinary course of business without the prior consent of the Purchaser or CTI; and
(h)
make or agree to make any payment to any director, officer, employee, or agent of the Companies except in the normal course of business and at the regular rates of salary and commission for that person or as reasonable reimbursement for expenses incurred by that person in connection with the Companies.

6.2 Between the date of this Agreement and any Closing Date, the Vendors and the Companies will:

(a)
permit, at all reasonable times, the Purchaser, CTI and their officers, counsel, accountant, and other representatives full access, during normal business hours, to the Assets, books and records, Contracts, minute books, and share registers of the Companies and give the Purchaser, CTI and their representatives all information about the Companies that they may reasonably require;

(b)	conduct the Business and affairs diligently;
(c)	preserve and maintain the Companies’ employees, customers, suppliers, and goodwill and the Assets and the Business; and
(d)	promptly advise the Purchaser and CTI regarding any development that materially affects the Business or the Assets, in either case taken as a whole.

6.3 As required and as possible, the Companies agree, and the Vendors agree to cause the Companies, to deliver audited financial statements of the Companies in form acceptable to the Purchaser and CTI for filing with the United States Securities and Exchange Commission.

7. CLOSING MATTERS

7.1 On any Closing Date, the Vendors and the Purchaser will complete the applicable transactions contemplated by this Agreement and deliver the documents required to complete the transactions. The closing will be held at the place mutually agreed on by the parties in Alberta.

7.2 On the First Closing Date or as soon as possible thereafter, the Vendors will deliver or cause to be delivered to the Purchaser and CTI the following:

(a)
a legal opinion of the solicitors of the Vendors or the Companies that the Shares were legally created and are fully paid and non-assessable, that the Companies have taken all necessary corporate actions to authorize and approve the transfer of the Shares to the Purchaser, and that the transfer will not breach or cause a breach of any terms of the Companies’ Articles of Incorporation or Bylaws;

(b)
a certificate of the Vendors confirming the accuracy of all representations and warranties contained in section 4.1 of this Agreement, the fulfilment of all covenants and conditions under this Agreement, unless waived, and any other matters that the Purchaser and CT! may reasonably require;

(c)	evidence that all shareholder loans of the Vendors to the Companies have been repaid in full;
(d)	a shareholders agreement signed by the Vendors in respect of the Companies in the form attached as Schedule “J”;
(e)	copies of two cancelled certificates, being one certificate registered in the name of each of the Vendors representing 13 previously issued Shares, for a total of 26 Shares;
(f)	a certificate registered in the name of the Purchaser representing an aggregate 26 previously issued Shares purchased from the Vendors;
(g)	a certificate registered in the name of the Purchaser representing an aggregate 20 Shares subscribed for by the Purchaser from treasury;
(h)
appointment of two new directors and one new officer of the Company as nominated by the Purchaser and CT! evidenced by duly signed resolutions or minutes of the Board of Directors of the Company. The Purchaser and CT! has determined that the 2 directors it chooses will be Jack Huber and Brad Belke; Brad Belke will remain a Director until such time as Brad Belke resigns or such time that CT! acquires 100% of the shares in the Companies. If Brad Belke does resign, then a board member who is mutually agreeable to both the Purchaser and the Vendors will be appointed.

(i)
duly signed resolutions of the Board of Directors of the Companies changing the authorized signatories of all corporate bank accounts to include two nominees of the Purchaser or CT! and two nominees of the Companies, on which account both a single signature from one of the Purchasers nominees and a single signature from one of the Companies nominees will be required.

7.3 On the First Closing Date, the Purchaser will deliver to the Vendors a shareholders agreement signed by the Purchaser in respect of the Companies in the form attached as Schedule “J”.

7.4 The Vendors’ obligations to complete on any Closing Date, other than the First Closing Date, the transactions contemplated by this Agreement are subject to the conditions that:

(a)
the representations and warranties of the Purchaser and CT! as set forth in section 5.1 will be true and correct in every particular as if the Purchaser and CT! made those representations and warranties on the Closing Date;

(b)	the Purchaser and CT! will have performed or complied with all covenants and agreements to be performed or complied with by it;
(c)	the Purchaser and CT! will have delivered all documents to be delivered by it under section 7.9;

The conditions set forth m this section are for the Vendors’ exclusive benefit and the Vendors may waive these conditions in writing in whole or in part on or before the Closing Date, but save as so waived, the completion by the Vendors of the transactions contemplated by this Agreement will not prejudice or affect in any way the Vendors’ rights regarding the representations and warranties of the Purchaser and CT! set forth in sections 5.1 and 5.2.

7.5 On any Closing Date, other than the First Closing Date, the Vendors will deliver or cause to be delivered to the Purchaser and CT! the following:

(a)
a legal opinion of the solicitors of the Vendors for the Companies that the Shares were legally created and are fully paid and non-assessable, that the Companies has taken all necessary corporate actions to authorize and approve the transfer of the Shares to the Purchaser, and that the transfer will not breach or cause a breach of any terms of the Companies’ Articles of Incorporation or Bylaws;

(b)
a certificate of the Vendors confirming the accuracy of all representations and warranties contained in section 4.! of this Agreement, the fulfilment of all covenants and conditions under this Agreement, unless waived, and any other matters that the Purchaser and CT! may reasonably require;

(c)	the cancelled certificates registered in the names of the Vendor representing the applicable number of Shares purchased by the Purchaser hereunder; and
(d)	the certificates registered in the name of the Purchaser representing the applicable number of Shares purchased or subscribed for by the Purchaser hereunder.

7.6 On any Closing Date, other than the First Closing Date, the Purchaser will deliver to each of the Vendors or to the Companies, as the case may be, the applicable cash sum in the amount of the purchase price or subscription price, as applicable, or the appropriate number of CT! Shares as specified in Schedule “I” to this Agreement.

8. TRANSACTION EXPENSES

Each party to this Agreement will bear all costs and expenses incurred by it in negotiating this Agreement and in closing and carrying out the transactions contemplated by this Agreement. All costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement will be borne by the party whose responsibility it is to satisfy the condition or fulfil the covenant in question.

9. INDEMNITY

9.1 The Vendors will jointly and severally indemnify and hold harmless the Purchaser and CT! from and against:

(a)
any and all losses, damages, or deficiencies resulting from any misrepresentation, breach of warranty, or non-fulfilment of any covenant on the part of the Vendors, or the Companies under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Vendors to the Purchaser and CT!; and

(b)	any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incidental to the foregoing, provided that:
(c)	the Purchaser and CT! give the Vendors written notice of their claim for indemnification on or before the day that is one year from the applicable Closing Date; and
(d)
the aggregate amount of any and all claims made under this Article 9 exceeds $5,000, it being understood that once such amount is exceeded, the aggregate of all such claims (including such $5,000 amount and any amount in excess thereof), will be payable to the Purchaser and CT! or the Company, as applicable, by the Vendors.

10. NOTICES

10.1 Any notices to be given by either party to the other will be sufficiently given if delivered personally or transmitted by facsimile or if sent by registered mail, postage prepaid, to the parties at their respective addresses shown on the first page of this Agreement, or to any other addresses as the parties may notify to the other from time to time in writing. This notice will be deemed to have been given at the time of delivery, if delivered in person or transmitted by facsimile, or within three business days from the date of posting if mailed within Canada.

11. GENERAL

11.1 The parties will sign all other documents and do all other things necessary to carry out and give effect to the intent of this Agreement.

11.2 This Agreement will enure to the benefit of and will be binding on the parties and their respective heirs, executors, administrators, successors, and assigns.

11.3 Time will be of the essence of this Agreement.

11.4 This Agreement constitutes the entire Agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise, and no terms, conditions, or agreements collateral to this Agreement other than as expressly set forth or referred to in this Agreement. This Agreement supersedes all letters of intent or agreements made between the parties before the date of this Agreement.

11.5 If any part of this Agreement is held invalid or unenforceable by a Court of law, then this Agreement will be read as if the invalid or unenforceable provision were removed.

11.6 The parties may sign this Agreement in several parts in the same form, which parts will together form one original agreement and will be read together and construed as if all signing parties had signed one copy of this Agreement.

11.7 This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the parties will attorn to the jurisdiction of the Courts thereof.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date written on the first page of this Agreement.

NEW MILLENNIUM ACQUISITIONS LTD.

Per:

/s/ Curtis Sparow
Authorized Signatory

1049265 ALBERTA LTD.

Per:

/s/ John Anderson
Authorized Signatory

	THE CORPORATE SEAL OF	)
	FLOWSTAR TECHNOLOGIES INC.	)
	was hereunto affixed in the presence of:	)
)
	/s/ Gregory Burghardt	)	C/S
	Authorized Signatory	)

	THE CORPORATE SEAL OF FLOWRAY	)
	INC.	)
	was hereunto affixed in the presence of:	)
)
	/s/ Gregory Burghardt	)	C/S
	Authorized Signatory	)

CTI DIVERSIFIED HOLDINGS, INC.

Per:	/s/ John Anderson
Authorized Signatory

	SIGNED, SEALED AND DELIVERED by	)
	GREGORY BURGHARDT in the presence	)
	of:	)
		)	/s/ Gregory Burghardt
	/s/	)	GREGORY BURGHARDT
	Witness	)

SCHEDULE "A"

Financial Statements

Unaudited Financial Statements for the Company for the period•.
Complete information to follow

SCHEDULE “B”

List of Assets

To be revised

1.	U.S. provisional patent application filed on March 3, 2003 on behalf of Flowray Inc. in respect of the digital gas flow measurement and recording device.
2.	Complete information to follow

SCHEDULE “C”

List of Indebtedness as at •, 2003 Complete information to follow

SCHEDULE “D”

List of Permitted Liens

To be revised

I.	The Commercial Security Agreements dated March 24, 2002 between Gregory Burghardt as Secured Party and each of Flowstar Technologies Inc. and Flowray Inc. as Debtor, which security interests are registered pursuant to the Personal Property Security Act (Alberta) under registration number 02062710203.

2.	Complete information to follow

SCHEDULE “E”

List of Accounts Receivable as at • , 2003 Complete information to follow

SCHEDULE "F"

List of Contracts

To be revised

1.	License Agreement made effective December 6, 2001 between Flowray Inc. as Licensor and Flowstar Technologies Inc. as Licensee.
2.	Two Lease and Services Agreements both dated January 22, 2002 between Sharpworks Inc. and each of Flowstar Technologies Inc. and Flowray Inc.
3.	Two Services Agreements both dated January 22, 2002 between Sharpworks Inc. and each of Flowstar Technologies Inc. and Flowray Inc.

Two Commercial Security Agreements each dated March 24, 2002 between Gregory Burghardt as Secured party and each of Flowstar Technologies Inc. and Flowray Inc. as Debtor

3.	Complete information to follow.

SCHEDULE “G”

Terms of Employment

Complete information to follow

26

SCHEDULE “H”

Share Capital of the Companies

Flowray Inc

Authorized: Complete information to follow

Issued:          200

Flowstar Technologies Inc.

Authorized: Complete information to follow

Issued:          200

26

Schedule "I"

Schedule of Closings and Payments

Complete information to follow.

SCHEDULE “J”

Shareholders Agreements among the Purchaser and the Vendors Complete information to follow